Exhibit 4.2

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this “Amendment”) is made as of April 1, 2002, to the Rights Agreement dated as of March 25, 1997 and amended by Amendment No. 1 to Rights Agreement dated as of April 1, 2002 (as amended by Amendment No. 1, the “Rights Agreement”) by and between MERIX CORPORATION, an Oregon corporation (the “Company”), and MELLON INVESTOR SERVICES LLC (formerly known as ChaseMellon Shareholder Services L.L.C.), as Rights Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Rights Agreement.

Pursuant to Section 26 of the Rights Agreement, this Amendment is being executed by the Company and American Stock Transfer & Trust Company, as successor Rights Agent, for the purpose of amending the Rights Agreement as follows:

1.    Successor Rights Agent

Effective as of the date hereof, the Company appoints American Stock Transfer & Trust Company as the Rights Agent (the “Rights Agent”) under the Rights Agreement, as successor to Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services L.L.C.).

2.    Amendment of Rights Agreement

Effective as of the date hereof:

(a)  Section 25 of the Rights Agreement shall be amended by deleting the address for notice or demand to be given to the Rights Agent and substituting the following:

“American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038”

(b)  All references in the Rights Agreement to “ChaseMellon Shareholder Services L.L.C.” shall be amended by deleting such references and replacing them with “American Stock Transfer & Trust Company”.

3.    Governing Law

This Amendment shall be deemed to be a contract made under the laws of the State of Oregon and for all purposes shall be governed by and construed in accordance with the laws of such State as such laws are applied to contracts to be made performed entirely within such State.

4.    Descriptive Headings

The descriptive headings of the Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

5.    Counterparts

This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

6.    Certification

The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by the resolutions of the Board of Directors adopted at a meeting of the Board of Directors on March 20, 2002, hereby certifies to the Rights Agent that this Amendment is in compliance with the terms of Section 26 of the Rights Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this AMENDMENT NO. 2 TO RIGHTS AGREEMENT to be duly executed as of the date first above written.

MERIX CORPORATION

By:
Name: Janie S. Brown Title: Sr. Vice President, Chief Financial Officer, Treasurer and Secretary

AMERICAN STOCK TRANSFER &
TRUST COMPANY, as Rights Agent

By:
Name: Title: